Exhibit 99.1

For Immediate Release

GlobeImmune Announces Second Quarter 2015 Results

and Corporate Highlights

LOUISVILLE, CO – (Marketwired – August 14, 2015) – GlobeImmune, Inc. (NASDAQ: GBIM), a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform, today announced its second quarter 2015 financial results and corporate highlights.

Second Quarter 2015 Highlights:

•	Announced Celgene Corporation’s exercise of its option to exclusively license GlobeImmune’s GI-6207 program for medullary thyroid cancer (MTC).

•	Opened enrollment in a randomized Phase 2 chordoma trial at National Cancer Institute.

•	Announced restructuring of operations and conducted corporate reduction in work force to preserve cash.

•	Announced a review of strategic alternatives to help maximize shareholder value.

•	Announced Phase 2 top line results for GS-4774 for the treatment of patients with chronic HBV infection.

“Three of our Tarmogen product candidates are being developed under strategic collaborations with leading biotechnology companies, Gilead Sciences and Celgene Corporation, for infectious disease and multiple cancer indications. We also recently engaged Cantor Fitzgerald as our exclusive advisor to help us explore strategic alternatives. The goal of this strategy is to allow retention of the upside of our partnerships while exploring additional mechanisms to create stockholder value,” said Timothy C. Rodell, M.D., FCCP, President and CEO of GlobeImmune, Inc.

Product Highlights

GS-4774

GS-4774, exclusively licensed to Gilead Sciences, Inc., is a therapeutic vaccine engineered to activate an HBV-specific T cell immune response to eliminate, or clear virus from, cells containing HBV. GS-4774 is being developed to increase the hepatitis B surface antigen (HBsAg) seroconversion rate, which is generally considered a cure, when used in combination with oral antiviral therapy. Gilead has initiated two Phase 2 trials of GS-4774:

•	The 0101 trial, initiated in 2013, is designed to investigate GS-4774 in combination with ongoing oral antiviral treatment in patients with chronic HBV infection. The 0101 trial is a multicenter, multinational trial that enrolled 178 patients in a randomized, open-label design comparing three different doses of GS-4774 (2YU, 10YU or 40YU, with one YU equal to 10 million yeast cells), administered in combination with oral antiviral therapy versus antiviral treatment alone. The primary endpoint for this trial is decline in serum HBsAg. In May 2015, we announced top line results from this study. Patients treated with the highest dose of GS-4774 plus ongoing oral antiviral therapy, or OAV, did not show a reduction in HBsAg at week 24, the primary endpoint of the study. These study results have been submitted to an upcoming scientific conference. [www.clinicaltrials.gov; NCT01943799]

•	The 1401 trial, initiated in 2014, is designed to investigate GS-4774 in patients with chronic HBV infection who are currently not receiving treatment. The 1401 trial is a multicenter, multinational trial designed to enroll 175 patients in a randomized, open-label design comparing three different doses of GS-4774 (2YU, 10YU, or 40YU), administered in combination with tenofovir disoproxil fumarate, or TDF, versus TDF alone. The 1401 trial is enrolling patients. The primary endpoint for this trial is decline in serum HBsAg. The 24 and 48-week results are projected to be available in the middle of 2016. [www.clinicaltrials.gov; NCT02174276]

GI-6301

The GI-6301 Tarmogen, exclusively licensed to Celgene Corporation, is designed to target cancers expressing the brachyury protein, which plays a role in metastatic progression of certain cancers and the initiation of chordoma. Based on previously reported data from the Phase 1 study, a Phase 2 trial was initiated in April at the National Cancer Institute (NCI) that was designed together with the GlobeImmune’s collaborators at the NCI, the Chordoma Foundation and Celgene.

•	The GI-6301-02 Phase 2 clinical trial is a randomized, double-blind, placebo controlled trial of GI-6301, in combination with standard of care radiation for patients with locally advanced, unresectable chordoma. The primary endpoint for the trial will be overall response rate (ORR) defined as complete response (CR) or partial response (PR) by RECIST, a scoring system used to evaluate tumor response, after up to 24 months of treatment. Participants randomized to the placebo arm will be allowed to cross-over to receive GI-6301 at time of confirmed disease progression. [www.clinicaltrials.gov; NCT02383498]

GI-6207

The GI-6207 Tarmogen, exclusively licensed to Celgene Corporation in August 2015, targets carcinoembryonic antigen (CEA), a protein that is over-expressed in a large number of epithelial cancers. GI-6207 is the second Tarmogen product candidate licensed by Celgene under the collaboration. Under the terms of the agreement, GlobeImmune will receive an option exercise payment of $1.9 million, and is eligible for regulatory and sales milestones, as well as royalties on product sales in exchange for a worldwide license. GI-6207 is being evaluated in a Phase 2 clinical trial at the NCI in subjects with MTC.

•	The GI-6207-02 Phase 2 study is a 34 patient, randomized trial being conducted at the NCI, which is approximately 80% enrolled. Under the protocol, patients are administered either GI-6207 for one year or observed for six months and then administered GI-6207 for one year. The primary endpoint for the trial will be the effect of GI-6207 on changes in calcitonin levels. Calcitonin is a tumor marker that correlates with tumor burden in MTC. Elevated calcitonin values after surgery indicate persistent or recurrent disease. Based on current enrollment rates, we believe that this trial could be fully enrolled in the fourth quarter 2015 or the first quarter 2016 with results available in the second half of 2016. [www.clinicaltrials.gov; NCT01856920]

Financial Results – Second Quarter Ended June 30, 2015

GlobeImmune reported a net loss of $1.3 million for the three months ended June 30, 2015, compared to a net loss of $9.2 million for the same period in 2014. Net cash used in operating activities for the first six months ending June 30, 2015 was $4.4 million, compared to $5.9 million for the same period in 2014. The Company’s losses have resulted principally from costs incurred in its discovery and development activities.

Total research and development expenses for the three months ended June 30, 2015, were $1.3 million, compared to $2.1 million for the same period in 2014. General and administrative expenses were $1.2 million, compared to $0.9 million for the same period in 2014. The majority of the increase was related to expenses associated with being a public company.

At June 30, 2015, GlobeImmune had cash and cash equivalents of $12.4 million. The Company believes that existing cash and cash equivalents will allow the Company to fund operations through 2016, based on current operations.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In May 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 Tarmogen product series targeting brachyury. In October 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the likelihood of the Company successfully entering into and completing any strategic transactions; the Company’s ability to successfully restructure its operations; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE INVESTOR CONTACT

Susan Noonan

S.A. Noonan Communications

T: 212-966-3650

susan@sanoonan.com